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                                                                EXHIBIT 3(II)(B)

                                 RESOLUTION OF
                           THE BOARD OF DIRECTORS OF
                         R. R. DONNELLEY & SONS COMPANY

                                JANUARY 28, 1999


Re:  Amendment of By-Laws

RESOLVED, that the By-Laws of the corporation be and hereby are amended as follows:

     (1) That, effective immediately, the first sentence of Section 2.8 of
     ARTICLE II is deleted and the following is substituted therefor:

          "At all meetings of stockholders a stockholder may vote by proxy properly submitted by the stockholder or his duly authorized attorney-in-fact."

     (2) That, effective on March 25, 1999, the first sentence of Section 3.2 of
     ARTICLE III is deleted and the following is substituted therefor:

          "The number of Directors which shall constitute the whole Board shall be eleven (11) of whom four (4) shall be Directors of the First Class, three (3) shall be Directors of the Second Class and four (4) shall be Directors of the Third Class."